Contact:     Pete Bakel      Resource Center: 1-800-232-6643
    202-752-2034                                     Exhibit 99.1
Date:    February 14, 2023

Fannie Mae Reports Net Income of $12.9 Billion for 2022 and $1.4 Billion for Fourth Quarter 2022

•	$12.9 billion annual net income and $1.4 billion fourth quarter 2022 net income, with net worth reaching $60.3 billion as of December 31, 2022
“Our 2022 results reflect a housing market in transition. We’re proud that Fannie Mae helped approximately 2.6 million households buy, refinance, or rent a home last year, while generating solid earnings and continuing to build our net worth.

We expect there will be economic headwinds in 2023 and that housing affordability will continue to remain a challenge for many homebuyers and renters. We also know that Fannie Mae has the capabilities and dedication to help provide liquidity and stability, and to support homebuyers and renters throughout all economic cycles.”

Priscilla Almovodar, Chief Executive Officer

•
Net income decreased $9.3 billion in 2022 compared with 2021, primarily driven by a $11.4 billion shift to provision for credit losses and a $1.6 billion shift to investment losses, partially offset by a $1.1 billion increase in fair value gains

•	$684 billion in liquidity provided to the mortgage market in 2022

•	Acquired approximately 1,151,000 single-family purchase loans, of which more than 45% were for first-time homebuyers, and 886,000 single-family refinance loans during 2022

•
Approximately 598,000 units of rental housing financed in 2022, a significant majority of which were affordable to households earning at or below 120% of area median income, providing support for both workforce and affordable housing

•
Home price growth on a national basis decreased from 18.6% in 2021 to 9.2% in 2022; annual home price growth in 2022 reflected home price increases in the first half of 2022, partially offset by home price declines of 1.4% in the second half of 2022

•	The U.S. weekly average 30-year fixed-rate mortgage rate increased from 3.11% as of the end of 2021 to 6.42% as of the end of 2022

Q4 and Full Year 2022 Key Results

$60.3 Billion Net Worth	$684 Billion Supporting Housing Activity

Increase of $12.9 billion in 2022	SF Home Purchases	SF Refinancings	MF Rental Units

$1.4 Billion Net Income for Q4 2022	Serious Delinquency Rates

Decrease of $1.0 billion compared with third quarter 2022	Single-Family SDQ Rate	Multifamily SDQ Rate

Fourth Quarter and Full Year 2022 Results	1

Summary of Financial Results

(Dollars in millions)	2022	2021	Variance	% Change	Q422	Q322	Variance	% Change
Net interest income	$29,423	$29,587	$(164)	(1)%	$7,092	$7,124	$(32)	—%
Fee and other income	312	361	(49)	(14)%	43	105	(62)	(59)%
Net revenues	29,735	29,948	(213)	(1)%	7,135	7,229	(94)	(1)%
Investment gains (losses), net	(297)	1,352	(1,649)	NM	26	(172)	198	NM
Fair value gains (losses), net	1,284	155	1,129	NM	(17)	292	(309)	NM
Administrative expenses	(3,329)	(3,065)	(264)	(9)%	(856)	(870)	14	2%
Benefit (provision) for credit losses	(6,277)	5,130	(11,407)	NM	(3,283)	(2,536)	(747)	(29)%
TCCA fees	(3,369)	(3,071)	(298)	(10)%	(854)	(850)	(4)	—%
Credit enhancement expense	(1,323)	(1,051)	(272)	(26)%	(349)	(364)	15	4%
Change in expected credit enhancement recoveries	727	(194)	921	NM	424	290	134	46%
Other expenses, net*	(918)	(1,255)	337	27%	(306)	(154)	(152)	(99)%
Income before federal income taxes	16,233	27,949	(11,716)	(42)%	1,920	2,865	(945)	(33)%
Provision for federal income taxes	(3,310)	(5,773)	2,463	43%	(494)	(429)	(65)	(15)%
Net income	$12,923	$22,176	$(9,253)	(42)%	$1,426	$2,436	$(1,010)	(41)%
						2,433
Total comprehensive income	$12,920	$22,098	$(9,178)	(42)%	$1,437	$2,433	$(996)	(41)%
Net worth	$60,277	$47,357	$12,920	27%	$60,277	$58,840	$1,437	2%

NM - Not meaningful

* Other expenses, net consists of debt extinguishment gains (losses), foreclosed property income (expense), gains (losses) from partnership investments, housing trust fund expenses, loan subservicing costs, and servicer fees paid in connection with certain loss mitigation activities.

Financial Highlights

Net income decreased $9.3 billion in 2022, compared with 2021, primarily driven by a $11.4 billion shift from benefit for credit losses to provision for credit losses and a $1.6 billion shift from investment gains to investment losses, partially offset by a $1.1 billion increase in fair value gains.

•	Net interest income was relatively flat in 2022 compared with 2021, as lower amortization income was offset by higher income from portfolios and higher base guaranty fee income.

•
Provision for credit losses was $6.3 billion in 2022, compared with a benefit for credit losses of $5.1 billion in 2021.
•Single-family provision in 2022 was primarily driven by decreases in forecasted home prices, the overall credit risk profile of the company’s newly acquired loans, and rising interest rates.
•Multifamily provision in 2022 was primarily driven by an increase in expected credit losses on the company’s seniors housing portfolio, which has been disproportionately impacted by recent market conditions, as well as higher actual and projected interest rates.

•
Investment losses were $297 million in 2022, compared with investment gains of $1.4 billion in 2021. Net investment losses in 2022 were primarily driven by a significant decrease in the market value of single-family loans that resulted in valuation losses on loans held-for-sale at period-end, as well as lower prices on loans sold during the year.

•
Fair value gains were $1.3 billion in 2022, compared with $155 million in 2021. Fair value gains in 2022 were primarily driven by the impact of rising interest rates and widening of the secondary spread, which led to price declines. As a result of the price declines, the company recognized gains on its commitments to sell mortgage-related securities and long-term debt of consolidated trusts held at fair value. These gains were partially offset by fair value losses on fixed-rate trading securities.

Fourth Quarter and Full Year 2022 Results	2

Single-Family Business Financial Results

(Dollars in millions)	2022	2021	Variance	% Change	Q422	Q322	Variance	% Change
Net interest income	$24,736	$25,429	$(693)	(3)%	$5,990	$5,918	$72	1%
Fee and other income	224	269	(45)	(17)%	20	83	(63)	(76)%
Net revenues	24,960	25,698	(738)	(3)%	6,010	6,001	9	—%
Investment gains (losses), net	(223)	1,392	(1,615)	NM	48	(178)	226	NM
Fair value gains (losses), net	1,364	167	1,197	NM	(15)	309	(324)	NM
Administrative expenses	(2,789)	(2,557)	(232)	(9)%	(705)	(730)	25	3%
Benefit (provision) for credit losses	(5,029)	4,600	(9,629)	NM	(2,192)	(2,361)	169	7%
TCCA fees	(3,369)	(3,071)	(298)	(10)%	(854)	(850)	(4)	—%
Credit enhancement expense	(1,062)	(812)	(250)	(31)%	(284)	(298)	14	5%
Change in expected credit enhancement recoveries	470	(86)	556	NM	199	245	(46)	(19)%
Other expenses, net	(778)	(1,208)	430	36%	(225)	(165)	(60)	(36)%
Income before federal income taxes	13,544	24,123	(10,579)	(44)%	1,982	1,973	9	—%
Provision for federal income taxes	(2,774)	(4,996)	2,222	44%	(504)	(276)	(228)	(83)%
Net income	$10,770	$19,127	$(8,357)	(44)%	$1,478	$1,697	$(219)	(13)%

Average charged guaranty fee on new conventional acquisitions, net of TCCA fees*	49.4 bps	48.6 bps	0.8 bps	2%	49.3 bps	52.1 bps	(2.8) bps	(5)%
Average charged guaranty fee on conventional guaranty book of business, net of TCCA fees*	46.2 bps	45.7 bps	0.5 bps	1%	46.5 bps	46.3 bps	0.2 bps	—%

NM - Not meaningful

* In Q4 2022, the company enhanced the method it uses to estimate average loan life at acquisition. Charged fees reported for prior periods have been updated in this release to reflect this updated methodology.

Key Business Highlights

•
Single-family conventional acquisition volume was $614.8 billion in 2022, a decrease of 55% compared with $1.4 trillion in 2021. Purchase acquisition volume decreased from $451.3 billion in 2021 to $378.0 billion in 2022, of which more than 45% was for first-time homebuyers. Refinance acquisition volume was $236.9 billion in 2022, a decline from $903.7 billion in 2021, due to the higher mortgage interest-rate environment. The share of purchase loans, which generally have a higher loan-to-value ratio, increased as a percentage of the company’s single-family acquisitions to 62% in 2022 from 33% in 2021.

•
Average single-family conventional guaranty book of business in 2022 increased from 2021 by 7% driven primarily by growth in the average balance of loans acquired during the year. Overall credit characteristics of the single-family conventional guaranty book of business remained strong, with a weighted-average mark-to-market loan-to-value ratio of 52% and a weighted-average FICO credit score at origination of 752 as of December 31, 2022.

•
Average charged guaranty fee, net of TCCA fees, on the single-family conventional guaranty book increased to 46.2 basis points as of December 31, 2022. Average charged guaranty fee on newly acquired single-family conventional loans, net of TCCA fees, decreased 2.8 basis points to 49.3 basis points for the fourth quarter of 2022, compared with 52.1 basis points for the third quarter of 2022.

•
Single-family serious delinquency rate decreased to 0.65% as of December 31, 2022, from 1.25% as of December 31, 2021, driven by borrowers exiting forbearance through a loan workout or by otherwise reinstating their loan. Single-family seriously delinquent loans are loans that are 90 days or more past due or in the foreclosure process.

Fourth Quarter and Full Year 2022 Results	3

Multifamily Business Financial Results

(Dollars in millions)	2022	2021	Variance	% Change	Q422	Q322	Variance	% Change
Net interest income	$4,687	$4,158	$529	13%	$1,102	$1,206	$(104)	(9)%
Fee and other income	88	92	(4)	(4)%	23	22	1	5%
Net revenues	4,775	4,250	525	12%	1,125	1,228	(103)	(8)%
Fair value losses, net	(80)	(12)	(68)	NM	(2)	(17)	15	88%
Administrative expenses	(540)	(508)	(32)	(6)%	(151)	(140)	(11)	(8)%
Benefit (provision) for credit losses	(1,248)	530	(1,778)	NM	(1,091)	(175)	(916)	NM
Credit enhancement expense	(261)	(239)	(22)	(9)%	(65)	(66)	1	2%
Change in expected credit enhancement recoveries	257	(108)	365	NM	225	45	180	NM
Other expenses, net*	(214)	(87)	(127)	(146)%	(103)	17	(120)	NM
Income (loss) before federal income taxes	2,689	3,826	(1,137)	(30)%	(62)	892	(954)	NM
Benefit (provision) for federal income taxes	(536)	(777)	241	31%	10	(153)	163	NM
Net income (loss)	$2,153	$3,049	$(896)	(29)%	$(52)	$739	$(791)	NM

Average charged guaranty fee rate on multifamily guaranty book of business, at period end	78.5 bps	78.4 bps	0.1 bps	—%	78.5 bps	79.0 bps	(0.5) bps	(1)%

NM - Not meaningful

* Includes investment gains or losses and other income or expenses.

Key Business Highlights

•
New multifamily business volume was $69.2 billion in 2022, compared with $69.5 billion in 2021. The 2022 Federal Housing Finance Agency (FHFA) multifamily volume cap was $78 billion and a minimum of 50% of the company’s 2022 multifamily loan purchases were required to be mission-driven, focused on specified affordable and underserved market segments. The company’s 2022 multifamily business volume remained under the cap and it met the mission requirements established by FHFA.

•
The multifamily guaranty book of business grew by approximately 7% in 2022 to $440.4 billion. The average charged guaranty fee on the multifamily book remained generally flat at 78.5 basis points as of December 31, 2022, compared with 78.4 basis points as of December 31, 2021.

•
The multifamily business segment had net income of $2.2 billion and net revenues of $4.8 billion for 2022. In the fourth quarter, the segment recognized a $1.1 billion provision for credit losses, approximately $900 million of which related to the company’s seniors housing portfolio. This provision drove a $52 million net loss for the quarter.

•
The company’s seniors housing portfolio has been disproportionately impacted by recent market conditions. As of December 31, 2022, nearly all of the seniors housing loans in the company’s guaranty book of business were current on their payments. However, a sharp rise in short-term interest rates during the latter half of 2022 put additional stress on its seniors housing portfolio that was already experiencing elevated vacancy rates compared to pre-pandemic levels and higher operating costs exacerbated by higher inflation in recent periods. As of December 31, 2022, the seniors housing portfolio had an unpaid principal balance of $16.6 billion, which constituted 4% of the company’s multifamily guaranty book of business. Approximately 40% of the seniors housing loans in the company’s multifamily guaranty book as of December 31, 2022 were adjustable-rate mortgages.

•
The multifamily serious delinquency rate decreased to 0.24% as of December 31, 2022, compared with 0.42% as of December 31, 2021, primarily as a result of loans that received forbearance resolving their delinquency through completion of their repayment plans or otherwise reinstating. Multifamily seriously delinquent loans are loans that are 60 days or more past due.

Fourth Quarter and Full Year 2022 Results	4

Additional Matters

Fannie Mae’s Consolidated Balance Sheets and Statements of Operations and Comprehensive Income for the full year of 2022 are available in the accompanying Annex; however, investors and interested parties should read the company’s annual report on Form 10-K for the year ended December 31, 2022 (“2022 Form 10-K”), which was filed today with the Securities and Exchange Commission and is available on Fannie Mae’s website, www.fanniemae.com. The company provides further discussion of its financial results and condition, credit performance, and other matters in its 2022 Form 10-K. Additional information about the company’s financial and credit performance is contained in Fannie Mae’s “Q4 and Full Year 2022 Financial Supplement” at www.fanniemae.com.

# # #

In this release, the company has presented forward-looking statements regarding economic and housing market conditions and their impact, as well as the company’s business plans and their impact. Actual outcomes could be materially different from what is set forth in these forward-looking statements due to a variety of factors, including those described in “Forward-Looking Statements” and “Risk Factors” in the company’s 2022 Form 10-K.

Fannie Mae provides website addresses in its news releases solely for readers’ information. Other content or information appearing on these websites is not part of this release.

Fannie Mae advances equitable and sustainable access to homeownership and quality, affordable rental housing for millions of people across America. We enable the 30-year fixed-rate mortgage and drive responsible innovation to make homebuying and renting easier, fairer, and more accessible. To learn more, visit fanniemae.com.

Fourth Quarter and Full Year 2022 Results	5

ANNEX
FANNIE MAE
(In conservatorship)
Consolidated Balance Sheets
(Dollars in millions)

	As of December 31,
	2022	2021
ASSETS
Cash and cash equivalents	$57,987	$42,448
Restricted cash and cash equivalents (includes $23,348 and $59,203, respectively, related to consolidated trusts)	29,854	66,183
Securities purchased under agreements to resell (includes $3,475 and $13,533, respectively, related to consolidated trusts)	14,565	20,743
Investments in securities, at fair value	50,825	89,043
Mortgage loans:
Loans held for sale, at lower of cost or fair value	2,033	5,134
Loans held for investment, at amortized cost:
Of Fannie Mae	52,081	61,025
Of consolidated trusts	4,071,669	3,907,712
Total loans held for investment (includes $3,645 and $4,964, respectively, at fair value)	4,123,750	3,968,737
Allowance for loan losses	(11,347)	(5,629)
Total loans held for investment, net of allowance	4,112,403	3,963,108
Total mortgage loans	4,114,436	3,968,242
Advances to lenders	1,502	8,414
Deferred tax assets, net	12,911	12,715
Accrued interest receivable, net (includes $9,241 and $8,878 related to consolidated trusts and net of allowance of $111 and $140, respectively)	9,821	9,264
Other assets	13,387	12,114
Total assets	$4,305,288	$4,229,166
LIABILITIES AND EQUITY
Liabilities:
Accrued interest payable (includes $9,347 and $8,517, respectively, related to consolidated trusts)	$9,917	$9,186
Debt:
Of Fannie Mae (includes $1,161 and $2,381, respectively, at fair value)	134,168	200,892
Of consolidated trusts (includes $16,260 and $21,735, respectively, at fair value)	4,087,720	3,957,299
Other liabilities (includes $1,748 and $1,245, respectively, related to consolidated trusts)	13,206	14,432
Total liabilities	4,245,011	4,181,809
Commitments and contingencies (Note 16)	—	—
Fannie Mae stockholders’ equity:
Senior preferred stock (liquidation preference of $180,339 and $163,672, respectively)	120,836	120,836
Preferred stock, 700,000,000 shares are authorized—555,374,922 shares issued and outstanding	19,130	19,130
Common stock, no par value, no maximum authorization—1,308,762,703 shares issued and 1,158,087,567 shares outstanding	687	687
Accumulated deficit	(73,011)	(85,934)
Accumulated other comprehensive income	35	38
Treasury stock, at cost, 150,675,136 shares	(7,400)	(7,400)
Total stockholders’ equity (See Note 1: Senior Preferred Stock Purchase Agreement, Senior Preferred Stock and Warrant for information on the related dividend obligation and liquidation preference)	60,277	47,357
Total liabilities and equity	$4,305,288	$4,229,166

See Notes to Consolidated Financial Statements in the 2022 Form 10-K

Fourth Quarter and Full Year 2022 Results	6

FANNIE MAE
(In conservatorship)
Consolidated Statements of Operations and Comprehensive Income
(Dollars in millions, except per share amounts)

	For the Year Ended December 31,
	2022	2021	2020
Interest income:
Investments in securities	$1,828	$582	$972
Mortgage loans	117,813	98,930	106,316
Other	656	163	281
Total interest income	120,297	99,675	107,569
Interest expense:
Short-term debt	(76)	(4)	(182)
Long-term debt	(90,798)	(70,084)	(82,521)
Total interest expense	(90,874)	(70,088)	(82,703)
Net interest income	29,423	29,587	24,866
Benefit (provision) for credit losses	(6,277)	5,130	(678)
Net interest income after benefit (provision) for credit losses	23,146	34,717	24,188
Investment gains (losses), net	(297)	1,352	907
Fair value gains (losses), net	1,284	155	(2,501)
Fee and other income	312	361	462
Non-interest income (loss)	1,299	1,868	(1,132)
Administrative expenses:
Salaries and employee benefits	(1,671)	(1,493)	(1,554)
Professional services	(850)	(817)	(921)
Other administrative expenses	(808)	(755)	(593)
Total administrative expenses	(3,329)	(3,065)	(3,068)
TCCA fees	(3,369)	(3,071)	(2,673)
Credit enhancement expense	(1,323)	(1,051)	(1,361)
Change in expected credit enhancement recoveries	727	(194)	233
Other expenses, net	(918)	(1,255)	(1,308)
Total expenses	(8,212)	(8,636)	(8,177)
Income before federal income taxes	16,233	27,949	14,879
Provision for federal income taxes	(3,310)	(5,773)	(3,074)
Net income	12,923	22,176	11,805
Other comprehensive loss	(3)	(78)	(15)
Total comprehensive income	$12,920	$22,098	$11,790
Net income	$12,923	$22,176	$11,805
Dividends distributed or amounts attributable to senior preferred stock	(12,920)	(22,098)	(11,790)
Net income attributable to common stockholders	$3	$78	$15
Earnings per share:
Basic	$0.00	$0.01	$0.00
Diluted	0.00	0.01	0.00
Weighted-average common shares outstanding:
Basic	5,867	5,867	5,867
Diluted	5,893	5,893	5,893

See Notes to Consolidated Financial Statements in the 2022 Form 10-K

Fourth Quarter and Full Year 2022 Results	7